    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 19, 1999



                                                      REGISTRATION NO. 333-66737

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                       SPECIALTY CHEMICAL RESOURCES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     DELAWARE                                           34-1366838
             (STATE OF INCORPORATION)                     (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                             9055 S. FREEWAY DRIVE
                             MACEDONIA, OHIO 44056
                                 (330) 468-1380
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                                 COREY B. ROTH
                     PRESIDENT AND CHIEF OPERATING OFFICER
                             9055 S. FREEWAY DRIVE
                             MACEDONIA, OHIO 44056
                                 (330) 468-1380

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:
                              IRA C. KAPLAN, ESQ.
                   BENESCH, FRIEDLANDER, COPLAN & ARONOFF LLP
                                 2300 BP TOWER
                               200 PUBLIC SQUARE
                           CLEVELAND, OHIO 44114-2378
                                 (216) 363-4567
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS, DATED JANUARY 19, 1999


PROSPECTUS


                       SPECIALTY CHEMICAL RESOURCES, INC.
                   6% CONVERTIBLE SUBORDINATED NOTES DUE 2009



     We are offering subscription rights to purchase an aggregate principal amount of $1,800,000 of our 6% Convertible Subordinated Notes Due 2009 (the "New Notes") to our stockholders and holders of our 6% Convertible Subordinated Notes Due 2006 (the "Original Notes"). You will receive one subscription right for
each           shares of our common stock that you hold as of the close of
business on                     , 1999 and one subscription right for each
          shares of our common stock that your Original Notes would be
convertible into on              , 1999. Each subscription right entitles you to
purchase $100 principal amount of New Notes for $100.


                             TERMS OF THE NEW NOTES

     - Unsecured, subordinated obligations
     - Convertible into shares of our common stock after:
        - December 31, 2001; or

        - A Change of Control or Election Contest (defined on pages 24-25)


     - Interest at 6% per year compounded semi-annually in arrears and payable at maturity

     - Redeemable by us at a premium after:

        - December 31, 2001; or
        - A Change of Control


     Our common stock is listed on the AMEX under the symbol "CHM."



     INVESTING IN THESE NEW NOTES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                       Prospectus dated February   , 1999



THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               PROSPECTUS SUMMARY


     This summary highlights information contained elsewhere in this Prospectus. Certain information contained in this summary and elsewhere in this Prospectus are forward-looking statements. For a more comprehensive understanding of the Rights Offering, you should read the entire Prospectus carefully, including the "Risk Factors" section and the documents we have referred to.



                                  THE COMPANY



     Specialty Chemical mixes chemicals into formulas and packages them primarily in aerosol cans, although some formulas are packaged in quart, gallon, 5-gallon and 55-gallon drums. These chemical products are then sold into the automotive service, manufacturing plant maintenance and cleaning service markets. Specialty Chemical specializes in creating products for customers who do not have the skills or knowledge to develop these products themselves, or customers who will not require enough products for them to justify the expense of developing their own products. Typically, when we develop a formula, we retain the right to sell that formula to any of our customers. Specialty Chemical produces and sells over 850 different formulas. Our products include cleaners, sealants, lubricants, waxes, adhesives, paints, coatings, degreasers, polishes, static electricity reducing sprays and tire inflators. See "The Company."



     Specialty Chemical is a Delaware corporation with its principal executive offices located at 9055 S. Freeway Drive, Macedonia, Ohio 44056; its telephone number is (330) 468-1380.


                              TERMS OF THE RIGHTS


RIGHTS........................   In this Rights Offering, you will receive one
                                   subscription right for each
                                   shares of our common stock that you hold of
                                   record as of the close of business on
                                                , 1999 and one Right for each
                                                  shares of our common stock
                                   that your 6% Convertible Subordinated Notes
                                   Due 2006 (the "Original Notes"), including
                                   accrued and compounded interest, would be
                                   convertible into as of           , 1999. The
                                   number of Rights distributed by Specialty
                                   Chemical to each holder of common stock and Original Notes will be rounded up to the nearest whole number. See "The Rights Offering -- The Rights."



RECORD DATE...................                , 1999



EXPIRATION DATE...............   February      , 1999, 5:00 p.m., Cleveland,
                                   Ohio local time.


NONTRANSFERABILITY OF
RIGHTS........................   The Rights will be nontransferable.


BASIC SUBSCRIPTION
PRIVILEGE.....................   Your Basic Subscription Privilege will entitle
                                   you to purchase $100 principal amount of New
                                   Notes for each of your Rights.



OVERSUBSCRIPTION PRIVILEGE....   If you purchase all the New Notes that you are
                                   entitled to pursuant to the Basic
                                   Subscription Privilege, you will have an Oversubscription Privilege that will entitle you to subscribe at the Subscription Price for any principal amount of additional New Notes. See "The Rights Offering
                                    -- Subscription
                                   Privileges -- Oversubscription Privilege."



SUBSCRIPTION PRICE............   $100 per $100 principal amount of New Notes
                                   purchased by exercise of the Basic
                                   Subscription Privilege or the
                                   Oversubscription Privilege. See "The Rights
                                   Offering -- Determination of Subscription
                                   Price."

PROCEDURE FOR EXERCISING
RIGHTS........................   To exercise your Rights, including subscribing
                                   for additional New Notes under the
                                   Oversubscription Privilege, you should
                                   complete the subscription certificate and
                                   forward it, along with payment of the
                                   subscription price for the principal amount
                                   of New Notes you would like to purchase, to
                                   the Subscription Agent for receipt on or
                                   prior to February   , 1999. If you plan to
                                   mail the subscription certificate, we
                                   recommend that you use insured, registered mail. See "The Rights Offering -- Exercise of Rights."



NO REVOCATION.................   You may not revoke your subscription after the
                                   Subscription Agent receives your subscription certificate. See "The Rights Offering -- No Revocation."



ALLOCATION AND VOTING
AGREEMENTS....................   Edwin M. Roth, Corey B. Roth, CEW Partners and
                                   Martin Trust have entered into an agreement regarding the allocation of New Notes among themselves and an agreement regarding the voting of their shares of common stock and the transfer of their New Notes and shares of common stock. As of January 14, 1999, these stockholders had the following aggregate ownership interests:



                                                                                     % OF OUTSTANDING
                                                                                      COMMON SHARES
                                                                                     ----------------
                                             Beneficial Ownership..................         34%
                                             Beneficial Ownership, fully diluted...         58%
                                             Beneficial Ownership, fully diluted,
                                               assuming these stockholders purchase
                                               100% of the New Notes...............         72%



                                 The fully diluted ownership percentages include
                                   the shares of common stock that the
                                   stockholders' Original Notes, plus accrued interest, would be convertible into on January 14, 1999.



                                 See "The Allocation Agreement and Voting
                                   Agreement."


                             TERMS OF THE NEW NOTES


TOTAL AMOUNT OF NEW NOTES.....   $1,800,000 principal amount of 6% Convertible
                                   Subordinated Notes Due 2009.



MATURITY DATE.................   February   , 2009.



INTEREST......................   Annual Rate 6%.



                                 Interest accrues and compounds every six months
                                   on August   and February   , beginning on
                                   August   , 1999.



                                 The accrued interest is payable on the day we
                                   redeem the New Notes, the day you convert the New Notes into common stock, or on February
                                     , 2009.



                                 At our option, we may pay this interest in cash
                                   or, using the fair market value, shares of common stock. The fair market value will be the average closing price of the common stock for the five consecutive trading days prior to the day immediately before the payment date.



CONVERSION....................   After December 31, 2001 or earlier if certain
                                   events occur, you will be able to convert each $100 principal amount of the New Notes into 200 shares of common stock. This $0.50 Conversion Rate is subject to adjustment.



REDEMPTION....................   We may redeem the New Notes after February   ,
                                   2002 and earlier upon a Change of Control. If
                                   we redeem the New Notes before February   ,
                                   2007, we will pay you a premium, plus accrued
                                   and unpaid interest. On or after February   ,
                                   2007, we may redeem the New Notes at face value, plus accrued and unpaid interest. In addition, we may redeem the New Notes at a premium, plus accrued and unpaid interest, if a Change of Control occurs. See "Description of the New Notes -- Redemption."



RANKING.......................   The New Notes will be unsecured and
                                   subordinated to all of our current and future Senior Debt (as defined on page 26). As of January 15, 1999, approximately $10,208,794 aggregate amount of Senior Debt was outstanding. The Indenture prohibits us from incurring additional indebtedness that would rank senior to the New Notes except for specified indebtedness, including debt under our current senior credit facility and renewals, refinancings, or extensions of the credit facility. See "Description of the New Notes -- Subordination."



                                 The New Notes rank equally with the Original
                                   Notes, which were issued in October, 1996 in connection with our rights offering to our stockholders. As of January 15, 1999, $3,985,000 principal amount of the Original Notes was outstanding, along with $492,546 aggregate accrued interest.


                               OTHER INFORMATION


USE OF PROCEEDS...............   We will raise approximately $1,630,000 from the
                                   Rights Offering, after all expenses. We will use these monies to repay loans made to us by Edwin M. Roth, CEW Partners and Martin Trust in the aggregate principal amount of $1,500,000. Any remaining monies will be used for general working capital purposes. See "Use of Proceeds."



OUR AGREEMENT WITH CERTAIN
  STOCKHOLDERS................   In connection with the loans made to us by
                                   Edwin M. Roth, CEW Partners and Martin Trust, we agreed with these stockholders at the time the loans were made that the debt would be refinanced with the net proceeds of a pro rata rights offering of Specialty Chemical's debt to its stockholders and its holders of Original Notes. See "Use of Proceeds."

                            SELECTED FINANCIAL DATA


     The following selected financial information is not complete and should be read together with the detailed information and financial statements, including the notes, incorporated into this Prospectus by reference. The information at September 30, 1998 and for the nine months ended September 30, 1998 is derived from unaudited financial data, but, in the opinion of management, reflects all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations at that date and for the period then ended. The financial position and results of operations at September 30, 1998 and for the nine months ended September 30, 1998 may not be indicative of the financial data for the entire fiscal year.



                                   NINE MONTHS
                                      ENDED                 FISCAL YEAR ENDED DECEMBER 31,
                                  SEPTEMBER 30,   --------------------------------------------------
                                      1998          1997        1996      1995      1994      1993
                                  -------------   --------     -------   -------   -------   -------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.......................     $27,997      $ 40,283     $38,914   $43,419   $44,931   $47,362
Cost of goods sold..............      22,443        33,628      32,783    39,123    38,066    36,988
                                     -------      --------     -------   -------   -------   -------
  Gross profit..................       5,554         6,655       6,131     4,296     6,865    10,374
Selling, general and
  administrative expenses.......       5,002         6,903       6,067     7,648     6,995     6,327
Amortization of intangibles.....         320           997         907       869       874       862
Loss on impairment..............          --        18,501          --        --        --        --
Restructuring charges...........          --            --          --        --       954        --
                                     -------      --------     -------   -------   -------   -------
Operating profit (loss).........         232       (19,746)       (843)   (4,221)   (1,958)    3,185
Other income (expense)
  Interest expense..............       1,241        (1,405)     (1,059)     (779)     (560)     (531)
  Other.........................          --            66          11        10        39        29
                                     -------      --------     -------   -------   -------   -------
                                       1,241        (1,339)     (1,048)     (769)     (521)     (502)
                                     -------      --------     -------   -------   -------   -------
Earnings (loss) before income
  taxes and extraordinary
  item..........................      (1,009)      (21,085)     (1,891)   (4,990)   (2,479)    2,683
Income tax benefits (expense)...          --            --         128     2,981       840      (944)
                                     -------      --------     -------   -------   -------   -------
Earnings (loss) before
  extraordinary item............      (1,009)      (21,085)     (1,763)   (2,009)   (1,639)    1,739
Extraordinary Item:
  Gain (loss) due to fire (net
     of income taxes)...........          --            --          --        --     2,265      (884)
                                     -------      --------     -------   -------   -------   -------
Net earnings (loss).............     $(1,009)     $(21,085)    $(1,763)  $(2,009)  $   626   $   855
                                     =======      ========     =======   =======   =======   =======

                                   NINE MONTHS
                                      ENDED                 FISCAL YEAR ENDED DECEMBER 31,
                                  SEPTEMBER 30,   --------------------------------------------------
                                      1998          1997        1996      1995      1994      1993
                                  -------------   --------     -------   -------   -------   -------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Ratio of earnings to fixed
  charges.......................       0.29x            --          --        --        --     4.76x
Earnings (deficiency of
  earnings) over fixed
  charges.......................     $(1,009)     $(21,085)(1) $(1,891)  $(4,990)  $(2,479)  $ 2,683
SHARE DATA:
  Basic earnings (loss) per
     common share:
     Before extraordinary
       item.....................     $ (0.26)     $  (5.43)    $ (0.45)  $ (0.51)  $ (0.42)  $  0.44
     Extraordinary Item.........          --            --          --        --      0.58     (0.22)
                                     -------      --------     -------   -------   -------   -------
     Net earnings (loss)........     $ (0.26)     $  (5.43)    $ (0.45)  $ (0.51)  $  0.16   $  0.22
                                     =======      ========     =======   =======   =======   =======
Dividends paid..................          --            --          --        --        --        --
Weighted average common shares
  outstanding...................       3,882         3,882       3,946     3,939     3,935     3,946
BALANCE SHEET DATA (AT END OF
  PERIOD):
Working capital.................     $ 7,546      $  6,415     $ 7,550   $ 7,142   $ 6,420   $10,883
Total assets....................     $26,598      $ 29,518     $43,923   $47,272   $44,558   $49,914
Long-term debt..................     $16,789      $ 15,446     $12,246   $10,399   $ 4,512   $ 9,948
Redeemable preferred stock......          --            --          --   $   350        --        --
Stockholders' equity............     $ 4,488      $  5,497     $26,562   $28,444   $30,439   $29,814


---------------

(1) 1997 includes $18,501 loss on impairment of goodwill

                                  RISK FACTORS

     You should carefully consider the following risk factors as well as the other information included in this Prospectus before you purchase any New Notes.

DILUTION AND LOSS OF INVESTMENT OPPORTUNITY


     Securityholders who exercise their Rights will preserve, and through the Oversubscription Privilege may increase, their proportionate interest in their equity ownership and voting power of Specialty Chemical. Securityholders who do not exercise all of their Rights will experience a substantial reduction in their equity ownership and percentage voting interests in Specialty Chemical when the New Notes are converted into common stock.



     Securityholders who do not exercise their Rights will also lose any value inherent in the Rights, including the possibility that the common stock into which the New Notes are convertible will increase in value.


ABSENCE OF PROFITABLE OPERATIONS IN RECENT PERIODS


     We had net losses in 1997 of $21,085,000 or $5.43 per share on weighted average shares outstanding of 3,882,000. This compared to net losses in 1996 of $1,763,000, or $0.45 per share on weighted average shares outstanding of 3,946,000 and net losses in 1995 of $2,009,000, or $0.51 per share on weighted average shares outstanding of 3,939,000.



     In the first nine months of 1998, we had net losses of $1,008,869 or $0.26 per share on weighted average shares outstanding of 3,882,261, net losses of $786,082 or $0.20 per share for the first nine months of 1997 and net losses of $874,836 or $0.22 per share for the first nine months of 1996. We may continue to have net losses in the future and we may never be or remain profitable.



CONCENTRATION OF OWNERSHIP OF SPECIALTY CHEMICAL



     Edwin M. Roth, Corey B. Roth, Martin Trust and CEW Partners have each told us that they intend, but are not obligated, to purchase the maximum principal amount of New Notes pursuant to their Basic Subscription Privileges and Oversubscription Privileges. Depending on the unsubscribed principal amount of New Notes available pursuant to the Oversubscription Privilege, one or more of these stockholders could substantially increase his or its controlling equity position in Specialty Chemical and would thereby increase his or its ability to control corporate policy. If no other stockholders exercise their rights and these stockholders purchase all the principal amount of New Notes, as of January 14, 1999, they would have owned an aggregate of approximately 72% of the outstanding common stock on a fully diluted basis. The market price for shares of common stock may be adversely affected by this concentration of ownership. See "The Allocation Agreement and Voting Agreement."



ABILITY OF CERTAIN STOCKHOLDERS TO ACCELERATE THE NEW NOTES



     In the event of a default under the Indenture, the holders of at least 25% of the principal amount of the New Notes may declare the principal of, and accrued interest on, the New Notes immediately due and payable and exercise other powers under the Indenture. Because of their intention to purchase the maximum amount of New Notes, Edwin M. Roth, Corey B. Roth, Martin Trust and CEW Partners could own, in the aggregate, at least 25% of the principal amount of New Notes. See "Description of the New Notes -- Default and Remedies."

CONTROL OF SPECIALTY CHEMICAL BY CERTAIN STOCKHOLDERS



     Edwin M. Roth, the Chairman of the Board and Chief Executive Officer, and Corey B. Roth, President, Chief Operating Officer and a director (together, the "Roths") and CEW Partners and Martin Trust have entered into a Voting Agreement. The effect of this Voting Agreement could be to inhibit any change of control of Specialty Chemical. In the Voting Agreement, CEW Partners and Martin Trust have agreed:



     - to vote their shares of common stock in accordance with the recommendation of the Roths or, absent such recommendation, in accordance with the recommendation of Specialty Chemical's Board of Directors (the "Board");



     - to vote their shares in favor of the nominees for the Board recommended by the Roths or, absent such recommendation, for Specialty Chemical's nominees to the Board; and



     - not to participate in certain activities which could be related to a change of control of Specialty Chemical.



As part of the Voting Agreement, the Roths have both agreed to vote their shares of common stock to elect Geoffrey J. Colvin and Terence J. Conklin, as designees of CEW Partners and Martin Trust, to the Board, each of whom have been serving as directors of Specialty Chemical since 1996 pursuant to the agreement dated August 30, 1996 and described below.



     The Voting Agreement provides that neither CEW Partners nor Martin Trust, on the one hand, and neither of the Roths, on the other hand, may sell their shares or New Notes without extending to the others the right to purchase the shares or New Notes on the same terms as those being offered by a third party. The Voting Agreement also contains other restrictions on the ability of CEW Partners and Martin Trust to sell, assign or transfer, grant an option with respect to, or otherwise dispose of any New Notes or shares. See "The Allocation Agreement and Voting Agreement."



     The Voting Agreement expires on the earliest of (1) March 31, 2000, (2) the date Edwin M. Roth is no longer the Chief Executive Officer, or (3) the mutual agreement of the parties.



     In connection with the offering of the Original Notes, the Roths, CEW Partners and Martin Trust entered into an agreement dated August 30, 1996 whereby the parties agreed to vote their common stock and any common stock they receive upon conversion of the Original Notes in the same manner as described above with respect to the Voting Agreement. This agreement also restricts the parties' transfer of common stock and Original Notes in the same manner as described above with respect to the Voting Agreement. This agreement contains termination provisions that are identical to those contained in the Voting Agreement.


ABSENCE OF TRADING MARKET FOR THE NEW NOTES


     There is no public market for the New Notes, and we do not expect that a public market will develop for the New Notes. The New Notes will not be listed on any exchange or national quotation system and current market quotations may not be available. Investors may not be able to sell the New Notes at any price.



     The New Notes are convertible into our common stock after December 31, 2001, except that the New Notes may be converted earlier under certain conditions. The common stock is traded on the AMEX. Holders of New Notes may need to convert their New Notes into shares of common stock in order to dispose of their economic interest in the New Notes. Investors should consider the difficulties they may encounter in selling their New Notes and should only subscribe for the New Notes with a long-term investment intent. See "Description of the New Notes" and "Price Range of Common Stock."

RECOGNITION OF INTEREST INCOME FROM THE NEW NOTES



     Although the interest on the New Notes will not be paid until maturity, holders of the New Notes will be required to recognize interest income for federal income tax purposes throughout the term of the New Notes. Each holder of New Notes will receive an increase in their tax basis in the New Notes equal to the amount of interest income that is included in the holder's gross income. See "Certain Federal Income Tax Considerations -- Original Issue Discount."



LACK OF DIVIDENDS



     We have never paid and do not intend to pay cash dividends. In addition, we cannot pay cash dividends if we have net losses for any year under the terms of our current debt agreements. See "Dividend Policy."


UNCERTAINTY OF AVAILABILITY OF NET OPERATING LOSS CARRYOVERS


     The Rights Offering increases the risk that we may experience an "ownership change" within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). If an ownership change were to occur, our ability to use our net operating loss carryovers ("NOLs") to offset future income for federal income tax purposes could be severely limited. As of December 31, 1997, we had approximately $11,335,000 of NOLs. To the extent unused, approximately $3,060,000 of our NOLs will expire on December 31, 1999, approximately $2,475,000 of our NOLs will expire on December 31, 2000 and approximately $915,000 of our NOLs will expire on December 31, 2001. If we use NOLs to reduce future taxable income, we may be subject to an alternative minimum tax. See "Certain Federal Income Tax Considerations -- Net Operating Loss Carryovers."



FLUCTUATIONS OF COMMON STOCK MARKET PRICE



     The market price of our common stock may fluctuate over time and may decline before the New Notes are convertible into common stock. The New Notes are not convertible until after December 31, 2001 except upon a Change of Control or an Election Contest. See "Description of the New Notes" and "Price Range of Common Stock."



     The market price may decline after you subscribe for the New Notes. You may not revoke your subscription after the Subscription Agent receives your subscription certificate. Rights Holders will not receive interest on funds delivered to the Subscription Agent pending delivery of the New Notes.



     Fluctuations may be due to changes in our business operations or prospects, general market and economic conditions and other factors.



ANTI-TAKEOVER EFFECT OF THE NEW NOTES, THE VOTING AGREEMENT AND ISSUANCES OF PREFERRED STOCK



     Certain aspects of the Rights Offering and the capital structure of Specialty Chemical may delay, defer or prevent a change of control.



     - The New Notes will be immediately convertible into shares of common stock upon a Change of Control or an Election Contest. The conversion of the New Notes into shares of common stock may have a dilutive effect on existing stockholders, including any stockholder attempting to effect a change of control of Specialty Chemical;



     - Edwin M. Roth, Corey B. Roth, Martin Trust and CEW Partners, who have a significant aggregate ownership interest in Specialty Chemical that may increase as a result of this Rights Offering, will enter into the Voting Agreement. The Voting Agreement restricts their rights to vote and dispose of their shares of common stock. Therefore, it would be difficult for a third party to effect a change of control without the support of these stockholders; and



     - The Board has the ability to issue up to 2,000,000 shares of preferred stock without stockholder approval. The Board has the power to establish the rights, preferences and powers of the preferred stock. Therefore, the Board can create a class of preferred stockholders with voting, dividend and liquidation rights senior to those of the common stockholders.



     See "-- Control of Specialty Chemical by Certain Stockholders" and "Description of Capital Stock -- Preferred Stock."



THE SENIOR DEBT MUST BE PAID BEFORE THE NEW NOTES



     When any of our Senior Debt matures, all principal of, and premium and interest on, the Senior Debt must be paid in full before any payment is made on the New Notes. The subordination terms of the Indenture limit the rights of the holders of New Notes upon any distribution of our assets. For example, if we are insolvent, holders of New Notes will not be paid until after all Senior Debt has been paid in full, and to the extent any distribution will be made to the holders of New Notes after those payments, it will have to be shared with the holders of Original Notes. We may not have sufficient funds to pay all of our creditors, and holders of the New Notes may not receive the full amount due under the New Notes or may not receive anything at all. The Indenture also limits our ability to borrow money that would create an obligation senior to the New Notes. See "Description of the New Notes -- Subordination."



     As of January 15, 1999, $10,208,794 of Senior Debt was outstanding. As of the same date, $3,985,000 principal amount of Original Notes was outstanding, along with $492,546 aggregate accrued interest.



THE AGREEMENTS GOVERNING THE SENIOR DEBT, ORIGINAL NOTES AND NEW NOTES CONTAIN CROSS-DEFAULT PROVISIONS



     A default under the Original Notes or the New Notes will result in a default under our Senior Debt. Our Senior Debt agreements provide that a default under any of our other debt instruments will cause a default to exist under the Senior Debt. In the event of a default, the Senior Debt may be accelerated and declared immediately payable.



     In addition, a default under any of the Senior Debt agreements that results in acceleration of the Senior Debt will cause a default under both the Original Notes and the New Notes. The indenture for the Original Notes and the indenture for the New Notes each state that a default will exist if we default on any of our other indebtedness in the amount of $1,000,000 or more, which results in the acceleration of that indebtedness. A default under the New Notes resulting in acceleration will also result in a default under the Original Notes and vice versa.



RISK OF ENVIRONMENTAL LITIGATION



     Extensive environmental laws and regulations and various other federal, state and local laws and regulations regarding health and safety matters affect our operations. Currently, we are involved in two disputes with environmental regulatory authorities involving alleged violations of an existing Consent Order and Ohio's air pollution control laws. Adverse determinations regarding either the Consent Decree or the air pollution issues could have a material adverse effect on our business and financial condition. Additionally, we could become subject to environmental laws in the future which could have a negative effect on our earnings or competitive position.



     The Consent Order with the State of Ohio that we are currently subject to is related to closure activities in connection with historical releases of hazardous substances at our Macedonia facility. Further, the State of Ohio has threatened litigation against us over alleged violations of the Consent Order. The State of Ohio could proceed with litigation against us, resulting in significant expenses for us which could have a material adverse effect on our business. Additionally, the Ohio Environmental Protection Agency has requested that the Ohio Attorney General's office initiate a civil enforcement action for alleged violations of Ohio's air pollution control laws. In particular, the Ohio Environmental Protection Agency has requested that we re-evaluate and re-permit certain air emissions at our Macedonia facility. This air permit evaluation is currently in process. See "The Company -- Environmental Matters and Legal Proceedings."



OTHER LITIGATION MATTERS



     We are currently involved in two separate lawsuits which, if decided against us, could have a material adverse effect on our business. See "The Company -- Environmental Matters and Legal Proceedings."



RISK OF YEAR 2000 NON-COMPLIANCE



     Many computer systems and software products will have trouble processing data related to the Year 2000. We have reviewed all of our information technology and non-information technology computer systems, computer chips and software products for Year 2000 problems and have determined that our operational systems and products relating to production and shipments should not have Year 2000 problems, but that certain financial systems and products and outsourced payroll systems should be upgraded or replaced. We are currently in the process of replacing our vendor for outsourced payroll systems. We intend to begin replacing financial computer systems and software products in early 1999 and believe that new systems and products will be in place by the middle of 1999.



     During 1998, we made no expenditures relating to Year 2000 issues and used internal personnel to complete all work on such issues. In 1999, we expect to spend approximately $80,000 to complete our Year 2000 compliance efforts, which will be funded from operating cash flows and borrowings under our credit agreement.



     We have received verbal and written responses from our material suppliers and vendors regarding their Year 2000 compliance efforts. All have responded that they either are compliant or have plans to be compliant prior to the Year 2000. Specialty Chemical's contingency plan for uninterrupted material supply sources includes maintaining multiple suppliers for most of our raw materials and identifying back up suppliers for all key materials. However, if our upgrade and replacement plan is not successful, or our material suppliers or vendors develop Year 2000 problems, then we may suffer significant losses which would have a material adverse effect on our business.



RISK OF DELISTING FROM AMEX



     We have been notified by AMEX that our common stock may be delisted from trading on the exchange. If the shares of common stock are delisted from AMEX and our shares are not approved for listing on another exchange or Nasdaq, you may find it more difficult to dispose of, or to obtain accurate price quotations of, our common stock. As a result, the market price for our common stock may be adversely affected.


                                USE OF PROCEEDS


     The net proceeds available to us from the Rights Offering will be approximately $1,630,000. Such net proceeds will be used to repay indebtedness, along with accrued interest, to each of Edwin M. Roth, Martin Trust and CEW Partners (collectively, the "Investors"). Such indebtedness is represented by three Subordinated Promissory Notes (the "Bridge Notes"), each entered into on June 15, 1998 and each in the principal amount of $500,000. The Bridge Notes were to originally mature on December 15, 1998, but were extended until February 28, 1999, and bear interest at a rate equal to 12% per annum. We used the proceeds from the Bridge Notes to meet current cash flow and working capital needs. The aggregate amount of principal plus accrued interest to be repaid on the Bridge Notes is expected to be $1,625,260. The remaining net proceeds will be used for general working capital purposes.



     In connection with entering into the Bridge Notes, the Investors and Specialty Chemical agreed at the time these loans were made that the Bridge Notes would be refinanced with the net proceeds of a pro rata rights offering of Specialty Chemical debt to its stockholders and its holders of Original Notes. This debt was to be convertible into, or include detachable warrants to purchase, at least 3,000,000 shares of common stock for a price not greater than approximately $.50 per share. As part of this agreement, the Investors agreed that one-third of the aggregate number of all rights distributed to them would be exercisable by each Investor, or their affiliates (which in the case of Edwin
M. Roth includes Corey B. Roth), regardless of the actual number of rights issued to each Investor.



     The Investors may cancel all or a portion of the indebtedness represented by the Bridge Notes as payment of the subscription price. In this case, the net proceeds available to Specialty Chemical will be less than $1,630,000 and the indebtedness to be repaid with such net proceeds will be reduced by the same amount.


                                  THE COMPANY

OVERVIEW


     The Company mixes chemicals into formulas and packages them primarily in aerosol cans, although some formulas (less than 2%) are packaged in quart, gallon, 5-gallon and 55-gallon drums. These chemical products are then sold into the automotive service, manufacturing plant maintenance and cleaning service markets. Specialty Chemical specializes in creating products for customers who do not have the skills or knowledge to develop these products themselves, or customers who will not require enough product for them to justify the expense of developing their own products. Typically, when we develop a formula, we retain the right to sell that formula to any of our customers. Specialty Chemical produces and sells over 850 different formulas. These formulas represent know-how of Specialty Chemical developed through the skill and expertise of our employees. These formulas are not generally patented.



     In 1997, Specialty Chemical sold approximately 31 million units. Approximately 98% of Specialty Chemical's sales are of products manufactured by Specialty Chemical, and 92% of sales are of products sold under our customers' brand names. Specialty Chemical's products include cleaners, sealants, lubricants, waxes, adhesives, paints, coatings, degreasers, polishes, static electricity reducing sprays and tire inflators. In addition, we produce and sell our own branded products under the Taylor Made Products (TMP) and Hysan/Aerosol Maintenance Products (Hysan/AMP) names. Approximately 8% of Specialty Chemical's sales are of its branded products.



     Specialty Chemical acts as an extension of its customers' marketing, research and development, purchasing, production and quality control departments. We provide a wide range of services including: identification of a customer's need for, and design of, specific aerosol products; chemical formulation; container selection; assistance with marketing programs; labeling; filling and packaging; component and raw materials purchasing; vendor verification; regulatory compliance; inventory control and overall program management. As such, Specialty Chemical is distinct from contract packagers, which can fill aerosol cans for a fee but do not provide the same range of services.

     Specialty Chemical's customers are principally distribution companies. Specialty Chemical sells to approximately 350 core customers, with no single customer accounting for more than 10% of net sales. Specialty Chemical provides customers with prompt shipment, normally within four weeks after receipt of an order, and will accept orders for small quantities (as few as 100 cases) of products, thereby reducing the inventory requirements of our customers. Approximately 90% of Specialty Chemical's aggregate sales are to customers in the automotive service and manufacturing plant maintenance markets. Other markets served by Specialty Chemical include janitorial and sanitation, sophisticated electronic and electrical manufacturing and arts and crafts. Less than 3% of sales are to chain store merchandisers. Specialty Chemical relies heavily on pre-sale consultation and ongoing involvement with customers to establish long-term relationships. We believe, based on our customer experience and knowledge of the industry, that we are the only custom packager in our principal markets that provides this wide range of services, offers delivery within four weeks and routinely produces as few as 100 cases of a product.



     On May 22, 1997, Specialty Chemical acquired substantially all of the non-real estate assets of Hysan Corporation. We acquired these assets for a purchase price of $7,432,000, including expenses relating to the transaction. We deposited $500,000 of the purchase price in escrow with a bank in order to secure any adjustments to the purchase price that may be necessary under the asset purchase agreement and to secure our indemnification obligations to Hysan. We financed this acquisition by borrowing under our bank revolving credit agreement. For the fiscal year 1997, Hysan accounted for $4,867,000, or 12.2%, of Specialty Chemical's net sales. At the time of purchase, the Hysan assets accounted for 13.6% of Specialty Chemical's total assets.



     Specialty Chemical is a Delaware corporation with its principal executive offices located at 9055 S. Freeway Drive, Macedonia, Ohio 44056; its telephone number is (330) 468-1380.


ENVIRONMENTAL MATTERS AND LEGAL PROCEEDINGS


     Applicability of General Environmental Regulations. Specialty Chemical's manufacturing facilities are subject to extensive environmental laws and regulations concerning, among other things:



        (1) emissions to the air,



        (2) discharges to the land, surface, subsurface strata and water, and



        (3) the generation, handling, storage, transportation, treatment and disposal of hazardous waste and other materials.


These facilities are also subject to other federal, state and local laws and regulations regarding health and safety matters.


     The 1990 Consent Order. Specialty Chemical continues to be involved in implementing a settlement reached pursuant to a Consent Order entered into between the State of Ohio and Aerosol Systems, Inc. on July 9, 1990 (the "1990 Consent Order"). This Consent Order relates to the release of hazardous substances at the manufacturing facility located at 9150 Valley View Road, Macedonia, Ohio (the "Macedonia Plant") by Aerosol Systems prior to our acquisition of it in 1988. Aerosol Systems now operates as a division of Specialty Chemical.



     Specialty Chemical was required to submit to the Ohio Environmental Protection Agency (the "Ohio EPA") a closure plan to address contamination identified at the Macedonia Plant. A closure plan is a document approved by the Ohio EPA which provides a detailed approach to remediation of contamination identified at any specific property. Further, the 1990 Consent Order enjoined Specialty Chemical to comply with all applicable requirements of Ohio Revised Code Chapter 3734, Ohio's hazardous waste law, and Ohio Revised Code Chapter 6111, Ohio's water protection law. The 1990 Consent Order provides for automatic, stipulated penalties in the event we violate the requirements of the 1990 Consent Order or any applicable Ohio environmental law.



     Specialty Chemical submitted the closure plan as required. The Ohio EPA also requested, in the event the remedial measures in the proposed closure plan were not successful within a two-year period, that Specialty Chemical, at that time, provide supplemental or alternative measures to clean up the remaining contamination. On May 17, 1994, the Ohio EPA approved the revised closure plan which included unilateral modifications as deemed necessary by the Ohio EPA. These unilateral modifications consisted of changes to the closure plan required by the Ohio EPA without our concurrence. On June 17, 1994, Specialty Chemical appealed the Ohio EPA's action on the grounds that the unilateral modifications were unreasonable and unlawful. On January 6, 1995, Specialty Chemical and the State of Ohio entered into a settlement agreement, which resulted in a termination of our appeal of this matter before the Environmental Board of Review. On May 3, 1995, the Ohio EPA issued a supplemental closure plan approval letter that established certain deadlines with regard to our implementation of a Groundwater Extraction and Treatment System, a Soil Vapor Extraction System, and certain other closure plan requirements which we agreed to implement. As of September 23, 1998, we believe that the total costs of necessary closure activities required to fully implement the closure plan required by the 1990 Consent Order are consistent with previously disclosed cost estimates which range from $1,526,300 to $2,000,000, not including any potential stipulated penalties, which Specialty Chemical believes will not be material when settled. Based on a recent risk assessment, we believe that necessary remedial activities have been substantially completed.



     Notwithstanding our progress on the closure plan, on October 15, 1997 we received a letter from the Ohio Attorney General's Office alleging that we have failed to comply with certain terms of the 1990 Consent Order. The State alleges that Specialty Chemical has committed numerous violations of applicable Ohio hazardous waste laws and regulations. The Ohio EPA asserts that Specialty Chemical is liable for stipulated penalties of up to $5,000 per day for each violation of the 1990 Consent Order. The Ohio EPA bases these allegations upon the results of a number of inspections conducted from 1993 through 1997. These inspections were documented by the Ohio EPA in the form of Notices of Violation ("NOVs"). We prepared detailed written responses to each NOV and without admitting liability, took specific actions in response to the allegations identified by the Ohio EPA. Nonetheless, the Attorney General, on behalf of the Ohio EPA, demanded that we pay the State of Ohio the sum of $1,080,000 as stipulated penalties for alleged violations of these laws and regulations. Through the October 15, 1997 letter, the Attorney General invited Specialty Chemical to enter into negotiations to resolve the disagreement regarding our alleged violations of the 1990 Consent Order. Such negotiations are currently in progress.



     Specialty Chemical believes that it has materially complied with the requirements of the Consent Order. However, negotiations with the State of Ohio may not be successful and may result in extended litigation with the State of Ohio. Further, Specialty Chemical cannot predict whether a court would find us liable for stipulated penalties significantly in excess of the initial demand proposed by the State of Ohio.



     Air Pollution Issues. On May 21, 1998, Specialty Chemical received a letter from the Ohio EPA alleging that odors from the Macedonia Plant and dust from its unpaved parking lot constituted a nuisance. Further, the Ohio EPA contends that Specialty Chemical must submit revised permit applications for its can filling and gassing lines, which according to the Ohio EPA have been erroneously granted permits allowing the filling part of each line to be a separate emissions unit. We do not believe that odors from our Macedonia Plant or dust from our parking lot constitute a nuisance as defined by applicable law. However, the Ohio EPA's request to re-evaluate and re-submit our existing air permits ultimately may require the addition of supplemental air pollution control technology at the Macedonia Plant or lead to litigation regarding these permitting issues.

     On December 21, 1998, the Ohio Attorney General's Office notified Specialty Chemical that it has been asked to initiate a civil enforcement action against us for alleged violations of Ohio Revised Code Chapter 3704, Ohio's air pollution control laws. To avoid this litigation, the Ohio Attorney General has offered to enter settlement negotiations with Specialty Chemical regarding these alleged violations. We have entered into these discussions in an attempt to resolve this dispute without litigation.



     Other Litigation. Specialty Chemical is currently involved in two separate legal proceedings related to its operations and business. On October 30, 1995, 9150 Group v. Aerosol Systems, Inc., a Division of Specialty Chemical Resources, Inc., was filed in the Cuyahoga County Court of Common Pleas and is currently in the discovery stage of litigation. The plaintiff alleges damages in an unspecified amount, together with interest and costs, arising out of the alleged improper removal of certain manufacturing equipment by Specialty Chemical following the termination of a commercial lease under which it was a tenant.



     In 1997, Specialty Chemical purchased certain assets from Hysan Corporation. In August 1998, Hysan filed a demand for arbitration before the American Arbitration Association in Chicago in connection with its asset purchase agreement with Specialty Chemical. In its demand, Hysan seeks $251,000 in compensatory damages from us (from a $500,000 post-closing escrow account) for alleged expenses incurred for post-transaction storage of equipment purchased in the transaction. We have denied the material allegations in the arbitration demand and have asserted a counterclaim against Hysan related to allegedly obsolete inventory and for certain indemnity claims related to accounts receivable and other inventory issues. The counterclaim seeks $542,864 from the post-closing escrow account and, to the extent that the amount sought exceeds the escrow account, from Hysan.


WHERE YOU CAN FIND MORE INFORMATION


     Specialty Chemical is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Copies of such reports, proxy and information statements and other information filed by Specialty Chemical with the Commission can be inspected and copied at the Public Reference Room maintained by the Commission at Room 1024, Judicial Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Such material may also be accessed electronically by means of the Commission's web site at http://www.sec.gov. Specialty Chemical's common stock is listed on the AMEX, and reports, proxy and information statements and other information concerning Specialty Chemical are available for inspection at the offices of the AMEX located at 86 Trinity Place, New York, New York 10006.



     Specialty Chemical has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Specialty Chemical and the securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits thereto, copies of which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission or via the Commission's web site. Statements contained in this Prospectus or in any document incorporated in this Prospectus by reference regarding the contents of any contract or other document referred to are not necessarily complete, and, in each instance, you should refer to the copy of the contract or other document filed as an exhibit to the Registration Statement or other document, each statement being qualified in all respects by such reference.



     The following documents, filed with or furnished to the Commission, and the information included in these documents, are incorporated into this Prospectus by reference and are deemed to be a part of this Prospectus:



        (1) Specialty Chemical's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the Commission on April 15, 1998 (File No. 1-11013), as amended by Form 10-K/A, filed with the Commission on January 19, 1999;



        (2) Specialty Chemical's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed with the Commission on May 15, 1998, as amended by Form 10-Q/A, filed with the Commission on January 19, 1999;



        (3) Specialty Chemical's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed with the Commission on August 14, 1998, as amended by Form 10-Q/A, filed with the Commission on January 19, 1999;



        (4) Specialty Chemical's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, filed with the Commission on November 16, 1998, as amended by Form 10-Q/A, filed with the Commission on January 19, 1999;



        (5) Specialty Chemical's Current Report on Form 8-K, filed with the Commission on June 6, 1997, as amended by Form 8-K/A, filed with the Commission on August 5, 1997, and as further amended by Form 8-K/A No. 2, filed with the Commission on January 19, 1999;



        (6) the description of Specialty Chemical's common stock contained in its Registration Statement on Form S-2, filed with the Commission on February 27, 1992 (Reg. No. 33-43092); and



        (7) all documents filed by Specialty Chemical pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of this Rights Offering.


     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     Specialty Chemical undertakes to provide, without charge, to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above that have been incorporated in this Prospectus by reference, other than exhibits to such documents that are incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Requests for such copies should be directed to David F. Spink, Vice President, Specialty Chemical Resources, Inc., 9055 S. Freeway Drive, Macedonia, Ohio 44056, telephone (330) 468-1380. Persons requesting copies of exhibits that were not specifically incorporated by reference in such documents will be charged the costs of reproduction and mailing.



FORWARD-LOOKING STATEMENTS



     Certain statements contained in this Prospectus under the headings "Risk Factors" and "The Company," in addition to certain statements contained elsewhere in this Prospectus or incorporated herein by reference, that are not statements of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are prospective. These forward-looking statements include, without limitation, statements regarding the availability of net operating loss carryovers, the outcomes of certain environmental and legal proceedings and the adequacy of Year 2000 compliance measures. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. There are important factors that could cause actual results to differ materially from the results expressed or implied by any forward-looking statements. These factors include the general economic conditions, the uncertainty of availability of net operating loss carryovers, the outcome of certain environmental and legal proceedings, the adequacy of Year 2000 compliance measures and other factors disclosed under "Risk Factors." All subsequent written and oral forward-looking statements relating to the matters described in this Prospectus and attributable to Specialty Chemical or to persons acting on its behalf are expressly qualified in their entirety by these factors.


                              THE RIGHTS OFFERING

THE RIGHTS


     Specialty Chemical is distributing nontransferable Rights to the record holders of its outstanding common stock as of the close of business on
             , 1999 and to the record holders of the Original Notes as of the
close of business on              , 1999. Specialty Chemical will distribute, at
no cost to the record holders, one Right for each                shares of
common stock held on              , 1999 and one Right for each
shares of common stock that the Original Notes, including accrued and compounded
interest, would be convertible into as of              , 1999. The conversion
price of the Original Notes, which is $1.50 per share, will be used to calculate the number of shares of common stock that the Original Notes, including accrued and compounded interest, would be convertible into. The Rights will be evidenced by nontransferable subscription certificates.



     No fractional Rights or cash in lieu thereof will be issued or paid, and the number of Rights distributed to each holder of common stock and Original Notes will be rounded up to the nearest whole number. No subscription certificate may be divided in such a way as to permit the holders of common stock or Original Notes to receive a greater number of Rights than the number to which the subscription certificate entitles its holder. However, a depository, bank, trust company or securities broker or dealer holding shares of common
stock on             , 1999 for more than one beneficial owner may exchange its subscription certificate for one which represents the number of Rights to which all those beneficial owners in the aggregate would have been entitled had each
been a holder on              , 1999. Specialty Chemical reserves the right to
refuse to issue any subscription certificate if the issuance would be inconsistent with the principle that each beneficial owner's holdings will be rounded up to the nearest whole Right.



     Because the number of Rights distributed to each record holder will be rounded up to the nearest whole number, beneficial owners of common stock who are also the record holders of those shares might receive more Rights under certain circumstances than beneficial owners of common stock who are not the record holder of their shares and who do not obtain (or cause the record owner of their shares of common stock to obtain) a separate subscription certificate with respect to the shares beneficially owned by them, including shares held in an investment, advisory or similar account. To the extent that record holders of common stock or beneficial owners of common stock who obtain a separate subscription certificate receive more Rights, they will be able to subscribe for an additional principal amount of New Notes pursuant to the Basic Subscription Privilege and pursuant to the Oversubscription Privilege.

EXPIRATION DATE


     The Rights will expire at 5:00 P.M., Cleveland, Ohio local time, on
February   , 1999. After this date, unexercised Rights will be null and void.
Specialty Chemical will not be obligated to honor any purported exercise of
Rights received by the Subscription Agent after February   , 1999, regardless of
when the documents relating to such exercise were sent.


SUBSCRIPTION PRIVILEGES


     Basic Subscription Privilege. The Basic Subscription Privilege will entitle each Rights Holder to receive, upon payment of the subscription price, $100 principal amount of New Notes at par. Notes representing the principal amount of New Notes purchased pursuant to the Basic Subscription Privilege will be
delivered to subscribers as soon as practicable after February   , 1999.



     Oversubscription Privilege. Subject to the allocation described below, each Right also has an Oversubscription Privilege that will entitle the holder to subscribe, at the subscription price, for an additional principal amount of New Notes. Only Rights Holders who exercise their Basic Subscription Privilege in full will be entitled to exercise the Oversubscription Privilege.



     Additional principal amounts of New Notes will be available for subscription pursuant to the Oversubscription Privilege only to the extent that any principal amounts of New Notes are not purchased through the Basic Subscription Privilege. If the aggregate principal amount of New Notes remaining after purchases through the Basic Subscription Privilege (the "Remaining Notes") is not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the aggregate principal amount of the Remaining Notes will be allocated pro rata among those Rights Holders exercising their Oversubscription Privilege. Those Remaining Notes will be allocated in proportion to the principal amount of New Notes each beneficial holder exercising their Oversubscription Privilege has purchased through the Basic Subscription Privilege.



     If that pro rata allocation results in any Rights Holder being allocated a greater principal amount of Remaining Notes than was subscribed for under that holder's Oversubscription Privilege, then that holder will be allocated only the principal amount of Remaining Notes as was subscribed for. If a proration of the principal amount of Remaining Notes results in any Rights Holder being allocated a principal amount of Remaining Notes less than such holder subscribed for under the Oversubscription Privilege, then the excess funds paid by that holder as the subscription price for the New Notes not issued will be returned without interest or deduction. Notes representing the principal amount of New Notes purchased through the Oversubscription Privilege will be delivered to
subscribers as soon as practicable after February   , 1999 and after all
prorations have been made.



     Banks, brokers and other nominee Rights Holders who exercise the Basic Subscription Privilege and subscribe through the Oversubscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and Specialty Chemical, in connection with the subscription under the Oversubscription Privilege, as to the aggregate number of Rights that have been exercised and the principal amount of New Notes that is being subscribed for under the Oversubscription Privilege by each beneficial owner of Rights on whose behalf the nominee holder is acting.


SUBSCRIPTION PRICE


     The subscription price is $100 per $100 principal amount of New Notes purchased pursuant to the Basic Subscription Privilege or the Oversubscription Privilege. Edwin M. Roth, CEW Partners and Martin Trust may tender all or a portion of the indebtedness represented by the Bridge Notes as payment of the subscription price. See " -- Exercise of Rights."

EXERCISE OF RIGHTS


     Rights may be exercised by delivering to National City Bank (the
"Subscription Agent"), on or prior to February   , 1999, (1) the properly
completed and executed subscription certificate evidencing such Rights, with any required signature guaranties and (2) payment in full of the subscription price for the principal amount of New Notes purchased pursuant to the Basic Subscription Privilege and subscribed for pursuant to the Oversubscription Privilege. Payment in full must be by check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to National City Bank, as Subscription Agent, or in the case of the holders of the Bridge Notes, payment may also be by delivery of the original Bridge Note with the subscription certificate to the Subscription Agent for cancellation by Specialty Chemical (or any combination thereof).



     The subscription price will be deemed to have been received by the Subscription Agent only upon:


        (1) clearance of any uncertified check;


        (2) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or


        (3) receipt by the Subscription Agent of a stockholder's original Bridge Note.



     IF PAYING BY UNCERTIFIED PERSONAL CHECK, PLEASE NOTE THAT THE FUNDS PAID THEREBY MAY TAKE AT LEAST FIVE BUSINESS DAY TO CLEAR. Accordingly, Rights Holders who wish to pay the subscription price by means of uncertified personal
check are urged to make payment sufficiently in advance of February   , 1999 to
ensure that such payment is received and clears by that date and are urged to consider payment by means of certified or cashier's check or money order.



     The address to which the subscription certificates and payment of the subscription price should be delivered, as well as the address to which a DTC Participant Oversubscription Subscription Form must be delivered, is:


    If by mail:                                            National City Bank, Subscription Agent
                                                           Corporate Trust Operations
                                                           P.O. Box 94720
                                                           Cleveland, Ohio 44101-4720

    If by overnight courier or hand delivery:              National City Bank, Subscription Agent
                                                           Corporate Trust Operations
                                                           3rd Floor -- North Annex
                                                           4100 West 150th Street
                                                           Cleveland, Ohio 44135-1385



     If an exercising Rights Holder does not indicate the number of Rights being exercised, or does not forward full payment of the aggregate subscription price for the number of Rights that the Rights Holder indicates are being exercised, then the Rights Holder will be deemed to have exercised the Basic Subscription Privilege with respect to the maximum number of Rights that may be exercised for the aggregate subscription price payment delivered by the Rights Holder. If the aggregate subscription price payment delivered by the Rights Holder exceeds the payment due for the principal amount of New Notes subscribed for, the Rights Holder will be deemed to have subscribed through the Oversubscription Privilege to purchase, to the extent available, that principal amount of Remaining Notes for which the excess amount would be sufficient to pay the subscription price. Any excess funds remaining after the deemed subscription through the Oversubscription Privilege will be returned to the Rights Holder by mail without
interest or deduction as soon as practicable after February   , 1999.



     Funds received in payment of the subscription price for Remaining Notes subscribed for under the Oversubscription Privilege will be held in a segregated account until the Remaining Notes are issued. If a

Rights Holder subscribing under the Oversubscription Privilege is allocated less than all of the Remaining Notes that the holder wished to purchase, the excess funds paid by the holder in respect of the subscription price for New Notes not issued will be returned by mail without interest or deduction as soon as
practicable after February   , 1999.



     If a subscription certificate provides that the New Notes are to be delivered to someone other than the holder of the Rights, signatures on the subscription certificate must be guaranteed by a participant in the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the American Stock Exchange, Inc. Medallion Signature Program.



     Persons who hold shares of common stock for the account of others, such as brokers, trustees or depositaries for securities, should notify the respective beneficial owners of those shares as soon as possible about the Rights Offering to ascertain such beneficial owners' intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the record holder of such Right should complete subscription certificates and submit them to the Subscription Agent with the proper payment. In addition, beneficial owners of Rights held through such a holder should contact the holder and request the holder to effect transactions in accordance with the beneficial owners' instructions.



     The instructions accompanying the subscription certificates should be read carefully and followed in detail. DO NOT SEND SUBSCRIPTION CERTIFICATES OR PAYMENTS TO SPECIALTY CHEMICAL.



     The method of delivery of subscription certificates and payment of the subscription price to the Subscription Agent will be at the election and risk of the Rights Holders. If subscription certificates and payments are being sent by mail, it is recommended that certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment prior to 5:00 p.m., Cleveland, Ohio local time, on February
  , 1999. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check or money order.



     All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights, including subscriptions through the Oversubscription Privilege, will be determined by Specialty Chemical in its sole discretion. Specialty Chemical, in its sole discretion, may also waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right or subscription under the Oversubscription Privilege. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as Specialty Chemical determines in its sole discretion. Neither Specialty Chemical nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.



     Any questions or requests for assistance concerning the method of exercising Rights or subscribing through the Oversubscription Privilege or requests for additional copies of the Prospectus or the Instructions as to Use of Subscription Certificates should be directed to the Subscription Agent, National City Bank, at one of its addresses set forth under "Subscription Agent" (telephone (800) 622-6757).


NO REVOCATION


     Once a Rights Holder has exercised the Basic Subscription Privilege and/or subscribed pursuant to the Oversubscription Privilege, such exercise or subscription may not be revoked.

RIGHTS OF SUBSCRIBERS


     Subscribers have no rights as stockholders of Specialty Chemical with respect to the shares of common stock into which the New Notes are convertible until shares of common stock are issued upon conversion of the New Notes.


PROCEDURES FOR DTC PARTICIPANTS


     Specialty Chemical anticipates that the exercise of the Basic Subscription Privilege (but not the Oversubscription Privilege) may be effected through the facilities of the Depository Trust Company ("DTC"). Rights exercised through DTC are referred to as "DTC Exercised Rights." The holder of a DTC Exercised Right may subscribe pursuant to the Oversubscription Privilege in respect of such DTC Exercised Right by properly executing and delivering to the Subscription Agent,
at or prior to 5:00 p.m., Cleveland, Ohio local time, on February   , 1999, a
DTC Participant Oversubscription Form, together with payment of the appropriate subscription price. Copies of the DTC Participant Oversubscription Subscription Form may be obtained from the Subscription Agent.


AMENDMENTS AND TERMINATION


     Specialty Chemical reserves the right to amend the terms and conditions of the Rights Offering, whether the amended terms are more or less favorable to Rights Holders. If Specialty Chemical amends the terms of the Rights Offering, the Registration Statement of which this Prospectus forms a part will be amended, and a new definitive Prospectus will be distributed to all Rights Holders who have already exercised Rights and to holders of record of unexercised Rights on the date Specialty Chemical amends such terms. In addition, all Rights Holders who have already exercised Rights, or who exercise Rights within four business days after the mailing of the new definitive Prospectus, will be provided with a form of Consent to Amended Rights Offering Terms, on which they can confirm their exercise of Rights and their subscriptions under the terms of the Rights Offering as amended by Specialty Chemical. Any Rights Holder who has already exercised any Rights, or who exercises Rights within four business days after the mailing of the new definitive Prospectus, and who does not return the Consent within ten business days after the mailing of the Consent by Specialty Chemical will be deemed to have canceled his or her exercise of Rights, and the full amount of the subscription price already paid will be returned promptly by mail, without interest or deduction. Any completed subscription certificate received by the Subscription Agent five or more business days after the date of the amendment will be deemed to constitute the consent of the Rights Holder who completed the subscription certificate to the amended terms.



     We reserve the right at any time before delivery of the New Notes to terminate the Rights Offering. Such termination would be effected by giving oral or written notice of the termination to the Subscription Agent and making a public announcement. If the Rights Offering is terminated, the subscription price will be promptly returned by mail to exercising Rights Holders, without interest or deduction. We will have no obligation to a Rights Holder, whether such purchase was made through the Subscription Agent or otherwise, in the event that the Rights Offering is terminated.


DETERMINATION OF SUBSCRIPTION PRICE


     The subscription price was determined by Specialty Chemical, based on our objective of achieving the maximum net proceeds obtainable from the Rights Offering while providing the holders of common stock or Original Notes with an opportunity to make an additional investment in Specialty Chemical, thus avoiding a dilution of their ownership position in Specialty Chemical.

SUBSCRIPTION AGENT


     We have appointed National City Bank as Subscription Agent for the Rights Offering. National City Bank's address, which is the address to which the subscription certificates and payment of the subscription price must be delivered, is:


    If by mail:                                            National City Bank, Subscription Agent
                                                           Corporate Trust Operations
                                                           P.O. Box 94720
                                                           Cleveland, Ohio 44101-4720

    If by overnight courier or hand delivery:              National City Bank, Subscription Agent
                                                           Corporate Trust Operations
                                                           3rd Floor -- North Annex
                                                           4100 West 150th Street
                                                           Cleveland, Ohio 44135-1385



     National City Bank's telephone number is (800) 622-6757, and the facsimile number is (216) 476-8367.



     We will pay the fees and expenses of the Subscription Agent and have also agreed to indemnify the Subscription Agent from certain liability which it may incur in connection with the Rights Offering. We have been informed by the Subscription Agent that it is a bank within the meaning of Section 3(a)(6) of the Exchange Act.



NO BOARD RECOMMENDATION



     An investment in the New Notes or the common stock must be made by each Rights Holder based on that holder's own evaluation of his, her or its best interests. ACCORDINGLY, THE BOARD DOES NOT MAKE ANY RECOMMENDATION TO ANY RIGHTS HOLDER OR PROSPECTIVE INVESTOR REGARDING THE EXERCISE OF HIS, HER OR ITS RIGHTS.



                          DESCRIPTION OF CAPITAL STOCK



     The following summary describes the material provisions of Specialty Chemical's capital stock. You should review our Restated Certificate of Incorporation in its entirety, because it, not this summary, defines your rights as a stockholder. A copy of our Restated Certificate of Incorporation is on file with the Commission. See "Where You Can Find More Information."



     Our authorized capital stock consists of 13,000,000 shares of common stock, $.10 par value, and 2,000,000 shares of preferred stock, $.01 par value. As of January 14, 1999, 3,882,101 shares of common stock were issued and outstanding, and 538,963 shares of common stock were reserved for issuance pursuant to the exercise of options granted and which may be granted by us under our stock option plans and 4,798,236 shares of common stock were reserved for issuance upon conversion of the Original Notes. As of the same date, there were 490 record holders of common stock. Shares of common stock will be reserved for issuance upon the conversion of the principal amount of New Notes issued pursuant to this Rights Offering. Upon our election to pay any accrued and unpaid interest on the New Notes in shares of common stock upon conversion or maturity, we intend to reserve sufficient shares of common stock for that issuance and intend to register those shares under the Securities Act.


COMMON STOCK


     General. The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Stockholders may not cumulate their votes for the election of directors. The holders of the common stock are entitled to share ratably in any dividends that may be declared, from time to time, by the Board out of funds legally available for distribution. However, it is not presently anticipated that dividends will be paid on the common stock and certain of our debt instruments prohibit or restrict the payment of cash dividends to stockholders in excess of 20% of Specialty Chemical's net income for that fiscal year. See "Risk Factors -- Lack of Dividends." In the event of a liquidation, dissolution or winding up of Specialty Chemical, holders of common stock will be entitled to share ratably in all assets remaining after payment of liabilities. Holders of common stock do not have preemptive rights. All of the issued and outstanding shares of common stock are, and the shares of common stock to be issued upon conversion of the New Notes will be, fully paid and nonassessable.



     Trading Market. The common stock is traded on the AMEX under the symbol CHM. The Transfer Agent for our common stock is National City Bank, Cleveland, Ohio.


PREFERRED STOCK

     General. The Board has the authority to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the designation and relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of each such series, including, without limitation, dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the stockholders.


     Issuances. Although we have no present intention to issue shares of preferred stock, because the Board has the power to establish the terms of each series of preferred stock, it may issue preferred stock with rights, preferences and powers, in particular voting rights, senior to the rights of the holders of common stock, including the holders of common stock issued upon conversion of the New Notes. The issuance of shares of preferred stock could further decrease the amount of earnings and assets available for distribution to holders of common stock, including holders of common stock to be issued upon conversion of the New Notes. The issuance of the preferred stock could have the effect of delaying, deferring or preventing a change of control of Specialty Chemical without further action by the stockholders.


                          DESCRIPTION OF THE NEW NOTES


     The New Notes will be issued under an Indenture between Specialty Chemical and Bank One, N.A., as Trustee. Holders of the New Notes (the "New Noteholders") are referred to the Indenture and the Trust Indenture Act of 1939, as amended, as if the Indenture were governed by the same, for the terms and provisions of the New Notes. The following discussion summarizes the material terms and provisions of the New Notes. You should review the Indenture in its entirety because it, not this summary, defines your rights as holders of the New Notes. We have filed a copy of the Indenture as an exhibit to the Registration Statement. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Indenture.



     General. The New Notes:



     - are unsecured obligations of Specialty Chemical;



     - are subordinate in right of payment to all current and future Senior
       Debt;



     - rank equally with the Original Notes, which have substantially similar terms as the New Notes except with respect to maturity date and conversion price;



     - bear interest at a rate of 6% per year;

     - accrue and compound interest every six months on August   and February
         , beginning on August   , 1999;



     - bear interest which is payable only at maturity, conversion or redemption;



     - mature on February   , 2009;



     - are convertible into shares of common stock;



     - are redeemable by us; and



     - are in registered form in denominations of $100 and multiples of $100.



     Initially, the Trustee will act as Paying Agent, Conversion Agent and Registrar. We may change the Paying Agent, Conversion Agent and Registrar without notice.



     Interest. The New Notes bear interest at the annual rate of 6%. The accrued and compounded interest is only payable upon maturity, conversion or redemption. In any case, we may choose to pay the accrued and compounded interest on the New Notes in cash or, using the fair market value, shares of common stock. The fair market value will be the average closing price of the common stock for the five consecutive trading days prior to the day immediately before the payment date.



Conversion. The New Notes are convertible into shares of common stock:



        (1) at any time after December 31, 2001 and before the close of business
     on February   , 2009;



        (2) in the event of a Change of Control of the Company; or



        (3) in the event of any filing pursuant to Rule 14a-11 under the Exchange Act, by any person or group of persons for the purpose of opposing a solicitation by us with respect to the election of directors of Specialty Chemical (an "Election Contest").



     The Conversion Rate is $0.50 per share of common stock, subject to adjustment as described below. The Board determined the Conversion Rate based primarily on:



        (1) the average of the closing sale price of the common stock on the AMEX during the 30 active trading days between August 28, 1998 and October 26, 1998, which was approximately $0.45 per share; and



        (2) the closing sale prices of the common stock on the AMEX during the week ending October 30, 1998, which prices ranged from $0.50 to $0.625 per share.



     In addition, if a New Note is called for redemption (upon a Change of Control or otherwise), it is convertible at any time prior to the redemption date. Instead of issuing fractional shares upon conversion, if any, we will round fractional shares to be issued upon conversion up to the nearest whole share.



     The Conversion Rate will be adjusted as set forth in the Indenture in certain events, including:



        (1) the issuance of stock as a dividend or distribution on the common stock;



        (2) subdivisions and combinations of the common stock;



        (3) certain reclassifications of the common stock;



        (4) a dividend of securities convertible into common stock; or



        (5) consolidations, mergers and sales of property of Specialty Chemical.



     The Conversion Rate will not be adjusted unless the adjustment causes a change of at least one percent in the number of shares of common stock for which the New Notes may be converted. Any adjustment that should be made but does not cause a change of at least one percent will be carried forward and taken into account in any subsequent adjustment. If Specialty Chemical consolidates with, merges into, or transfers or leases all or substantially all of its assets to any person, or is a party to a merger that reclassifies or changes its outstanding common stock, the right to convert a New
Note into common stock (to the extent the right has not been previously exercised by the New Noteholder upon any Change of Control or otherwise) may be changed into a right to convert it into securities, cash or other assets of Specialty Chemical or another entity into which the common stock was reclassified or changed.



     A "Change of Control" means the acquisition of shares of capital stock of Specialty Chemical which, when added to any prior holdings of capital stock, permits that person or entity to vote 25% or more of the aggregate outstanding voting power in the election of directors of Specialty Chemical. This also includes the announcement of an intent to acquire shares of common stock as described in this paragraph. However, a Change of Control will not happen if Edwin M. Roth, Corey B. Roth, CEW Partners or Martin Trust acquire shares as described in this paragraph.



     Redemption. The New Notes may be redeemed at our option at any time on or
after February   , 2002 and prior to February   , 2009. If a New Note is called
for redemption, the holder may convert the New Note into shares of common stock, rather than have it redeemed. We will give at least 30 days notice, mailed by first class mail to each New Noteholder's last address as it appears on the New Note register, of the redemption. We will pay you a premium if we redeem the New
Notes before February   , 2007, plus accrued and unpaid interest. The redemption
prices are set forth below:



                                                             REDEMPTION
                  IF WE REDEEM BEFORE:                         PRICE:
                  --------------------                       ----------
February   , 2002........................................            110%
February   , 2003........................................            108%
February   , 2004........................................            106%
February   , 2005........................................            104%
February   , 2006........................................            102%
February   , 2007........................................            100%



     In addition, we may redeem all the New Notes if a Change of Control happens. In that case, we will pay you a premium equal to 105% of the principal amount, plus accrued interest. If we do not redeem all the New Notes, the Trustee will select the New Notes to be redeemed pro rata or by lot or in another manner the Trustee deems fair to the New Noteholders.


     Sinking Fund. There is no sinking fund or other similar mandatory prepayments of principal on the New Notes.


     Subordination. The payment of principal of, and interest and any premium on, the New Notes will be subordinated to the prior payment in full of all Senior Debt of Specialty Chemical. By reason of this subordination, in the event of insolvency, New Noteholders may not receive the full amount due under the New Notes or may not receive anything at all. See "Risk Factors -- The Senior Debt Must Be Paid Before the New Notes."



     Specialty Chemical may not incur any debt that would rank senior to the New Notes except:



        (1) indebtedness existing on the date of the Indenture or under Specialty Chemical's then existing credit facility, including any renewals, refinancings, extensions or refundings of this debt;



        (2) indebtedness secured by purchase money security interests;



        (3) any other senior bank or other institutional indebtedness;

        (4) any indebtedness of a subsidiary to another subsidiary;



        (5) any indebtedness of any other entity existing at the time such entity merged with or into or became a subsidiary of Specialty Chemical or of a subsidiary;



        (6) any indebtedness incurred in connection with a merger with or into, or the acquisition of the stock or assets of, another entity; and



        (7) any indebtedness to holders of the New Notes.



     "Senior Debt" means all indebtedness of Specialty Chemical created, incurred, assumed or guaranteed by Specialty Chemical for money borrowed from another or in connection with an acquisition of any other business or entity or of any properties or assets, and all renewals, extensions, refinancings or refundings of this debt. Except for the Original Notes, which rank equally with the New Notes, indebtedness of Specialty Chemical that is not expressly subordinate to the indebtedness represented by the New Notes will generally constitute "Senior Debt" for purposes of the Indenture.



     "Senior Debt" does not include:



        (1) indebtedness or liability for compensation to employees or for goods or materials purchased in the ordinary course of business or for services;



        (2) any indebtedness of Specialty Chemical to or from a subsidiary; and



        (3) the Original Notes and the New Notes.



     As of January 15, 1999, the Senior Debt was approximately $10,208,794, consisting of amounts borrowed under the bank revolving credit agreement which provides for extensions of credit up to $14,000,000 and amounts borrowed by Specialty Chemical under its mortgage.



     Mergers, Consolidations, Sales of Assets. In the Indenture, Specialty Chemical agrees not to consolidate with, merge with or into, or transfer or lease all or substantially all of its assets, to any other person unless:



        (1) the resulting or surviving person (if other than Specialty Chemical) or transferee or lessee expressly assumes, by a supplemental indenture executed and delivered to the Trustee, in a form satisfactory to the Trustee, all of the obligations of Specialty Chemical under the New Notes and the Indenture;



        (2) the resulting or surviving person, transferee or lessee is organized and existing under the laws of the United States, a state thereof or the District of Columbia;



        (3) immediately after the transaction, no Event of Default has occurred and is continuing;



        (4) immediately after the transaction on a pro forma basis, the Consolidated Net Worth of the surviving entity is at least equal to the Consolidated Net Worth of Specialty Chemical immediately before the transaction; and



        (5) at least 15 days before the consummation of the transaction, the New Noteholders have received notice of the consolidation, merger or transfer and have been afforded any conversion rights available under the New Notes and the Indenture as a result of the transaction.



     "Consolidated Net Worth" means at any date the total amount of non-redeemable preferred stock and common stockholders' equity (excluding amounts attributable to securities which are exchangeable for or convertible into securities other than non-redeemable preferred stock or common stock) which would appear on a consolidated balance sheet of any Person at that date prepared in accordance with generally accepted accounting principles.

     Default and Remedies. An "Event of Default" means:



        (1) a default for 10 days in payment of either interest on or principal of the New Notes;



        (2) failure by Specialty Chemical for 30 days after notice to it to comply with any of its other agreements in the Indenture or the New Notes;



        (3) certain defaults on other indebtedness of Specialty Chemical or any subsidiary in the amount of $1,000,000 or more, individually or in the aggregate, resulting in the acceleration of the indebtedness; and



        (4) certain events of bankruptcy, insolvency or reorganization.



     The Trustee will, within 90 days after an Event of Default, give the New Noteholders notice of all uncured Events of Default known to it. However, if the Event of Default relates to nonpayment of principal, premium, if any, or interest on the New Notes, the Trustee will not have to give notice if it in good faith determines that withholding of notice is in the interest of the New Noteholders.



     If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization) has occurred and is continuing, the Trustee or the holders of at least 25% in principal amount of the New Notes may declare the principal of, and accrued interest on, the New Notes to be due and payable immediately. However, no payment on the New Notes may be made until the Senior Debt is paid in full. If an Event of Default results from certain events of bankruptcy, insolvency or reorganization, the principal amount of the New Notes, together with accrued interest, will be due and payable without any declaration or any act on the part of the Trustee or the New Noteholders.



     Any acceleration may be cancelled and past Events of Default may be waived by the holders of a majority in principal amount of the New Notes upon conditions provided in the Indenture. An Event of Default relating to nonpayment of principal, premium, if any, or interest may only be waived if the amounts have been paid. Except to enforce the right to receive payment of principal or interest when due, no New Noteholder may institute any proceeding with respect to the Indenture or for any remedy under the Indenture unless such holder has previously given to the Trustee written notice of a continuing Event of Default and the holders of at least 25% of the outstanding principal amount of the New Notes have (1) requested the Trustee to institute proceedings in respect of such Event of Default, (2) offered the Trustee reasonable indemnity against loss, liability and expense which may be incurred, and (3) the Trustee has failed to so act for 60 days after receipt of the request, provided no inconsistent direction has been given to the Trustee during such 60-day period.



     The New Noteholders may not exercise any rights or remedies against Specialty Chemical to enforce or collect upon the New Notes unless the Senior Debt has been paid in full. However, upon the occurrence of an Event of Default involving a default for 10 days in a payment of either principal or interest or certain events of bankruptcy, insolvency or reorganization, the New Noteholder may exercise any rights and remedies relating to the Event of Default but only after the expiration of the 179-day period commencing upon receipt by the holders of Senior Debt of notice of an Event of Default and subject to the right of holders of Senior Debt to receive prior payment in full of the Senior Debt.



     The Indenture requires us to file annually with the Trustee a statement regarding our compliance with the Indenture, specifying any Events of Default of which the signers may have knowledge.



     Amendment, Supplement, and Waiver. Subject to certain exceptions, the Indenture or the New Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the New Notes. Any past Event of Default or compliance with any provisions of the Indenture may be waived with the consent of the holders of a majority in principal amount of the New Notes.

     Specialty Chemical does not need the consent of the New Noteholders to amend or supplement the Indenture or the New Notes to cure any ambiguity, defect or inconsistency or to make any change that does not materially and adversely affect the rights of any New Noteholders or the holders of Senior Debt. However, we need the consent of each New Noteholder affected to amend or supplement the Indenture or the New Notes to, among other things:



     (1) extend the maturity of the New Notes;



     (2) reduce the rate or extend the time of payment of interest on the New Notes;



     (3) modify the terms of payment of the principal, premium, if any, or interest on the New Notes;



     (4) change redemption provisions in a manner adverse to the New
Noteholders;



     (5) impair the right to convert the New Notes into common stock on the terms set forth in the Indenture; or



     (6) reduce the percentage of New Noteholders necessary to amend or supplement the Indenture.



     Satisfaction and Discharge of Indenture. Specialty Chemical may terminate its obligations, with certain exceptions, under the New Notes and the Indenture if all New Notes previously authenticated and delivered have been delivered to the Trustee for cancellation and Specialty Chemical has paid all sums payable by it under the Indenture and certain other conditions are satisfied. Specialty Chemical may also irrevocably deposit in trust with the Trustee money or United States government obligations sufficient to pay principal of and interest on the New Notes to maturity or redemption, as the case may be, and to pay all sums payable to the Trustee under the Indenture if all principal of and interest on the New Notes and all sums payable under the Indenture have not yet been paid. In neither case will Specialty Chemical have to deliver destroyed, lost or stolen New Notes which have been replaced or paid.



     Reports to New Noteholders. So long as any of the New Notes remain outstanding, Specialty Chemical will mail to the New Noteholders its annual report to stockholders and any quarterly or other financial reports furnished by it to its stockholders.



     The Trustee. If the Trustee becomes a creditor of Specialty Chemical, it will be limited in its ability to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with Specialty Chemical. However, if the Trustee acquires certain conflicting interests specified in the Trust Indenture Act, it must eliminate such conflicts or resign.



     The Trustee also acts as Trustee, Registrar, Paying Agent and Conversion Agent under the indenture dated October 15, 1996 which governs the Original Notes. The Original Notes rank equally to the New Notes.



     The holders of a majority in principal amount of New Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, unless that direction conflicts with any rule of law or with the terms of the Indenture or unduly prejudices the rights of another New Noteholder. The Trustee may take any other action deemed proper by the Trustee which is not inconsistent with that direction. If any Event of Default occurs and is not cured, the Trustee is required to use the degree of care and skill of a prudent person in the conduct of his own affairs in the exercise of its powers. The Trustee is under no other obligation to exercise any of its rights or powers under the Indenture at the request of any of the New Noteholders, unless it has received satisfactory security and indemnity.

                          PRICE RANGE OF COMMON STOCK

     The common stock is listed on the AMEX under the symbol "CHM." The following table sets forth the high and low sales prices of the common stock as reported on the AMEX for the periods indicated.


                                                              HIGH         LOW
                                                              ----         ---
FISCAL YEAR 1996
  First Quarter.............................................  $ 2   7/8    $ 1  1/4
  Second Quarter............................................    3   7/8      1  1/4
  Third Quarter.............................................    3  11/16     1  3/4
  Fourth Quarter............................................    2  1/16      1  1/8
FISCAL YEAR 1997
  First Quarter.............................................  $ 2   1/2    $ 1  3/8
  Second Quarter............................................    2  3/16      1  1/4
  Third Quarter.............................................    2            1  1/4
  Fourth Quarter............................................    1   1/2      1
FISCAL YEAR 1998
  First Quarter.............................................  $ 1  7/16    $ 1
  Second Quarter............................................    1  1/16         3/4
  Third Quarter.............................................    1              3/16
  Fourth Quarter............................................       15/16        1/4
FISCAL YEAR 1999
  First Quarter (through February   , 1999).................



     On February   , 1999, the closing sale price of the common stock was
$       per share. On February   , 1999, there were approximately      holders
of record of the common stock and        shares of common stock issued and
outstanding. See "Description of Capital Stock."


                                DIVIDEND POLICY


     Specialty Chemical has not paid cash dividends on its common stock and intends to follow a policy of retaining earnings in order to finance the continued growth and development of its business. Payment of dividends will be within the discretion of the Board and will depend, among other factors, on earnings, capital requirements and the operating and financial condition of Specialty Chemical. The terms of certain of our outstanding loans currently prohibit us from paying cash dividends to our stockholders in any fiscal year in excess of 20% of our net income for that fiscal year. See "Risk Factors -- Lack of Dividends."


                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


     The following is a general discussion of certain anticipated federal income tax consequences to holders of common stock and to holders of the Original Notes of the issuance (the "Issuance") to them of Rights and to Rights Holders upon the exercise or lapse of the Rights and is not intended as tax advice. This discussion is based on the provisions of the Code, final, temporary and proposed Treasury regulations, and administrative and judicial interpretations of these laws, all as in effect as of the date of this Prospectus and all of which are subject to change, possibly on a retroactive basis. Legislative, judicial or administrative changes or interpretations could alter or modify the tax discussion set forth below. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to (1) a particular Rights Holder in light of such Rights Holder's personal investment circumstances, (2) certain types of Rights Holders subject to special treatment under the federal income tax laws (e.g., life insurance companies, tax exempt organizations, foreign corporations and nonresident aliens) or (3) Rights Holders who tender Bridge Notes as payment of the subscription price for New Notes. No attempt is made to consider any aspects of state, local or foreign taxation. Finally, substantial uncertainties resulting from the lack of definitive judicial or administrative authority and interpretations apply to various tax issues addressed in this section. Specialty Chemical has not sought, nor does it intend to seek, any rulings from the Internal Revenue Service ("IRS") relating to these issues or any other issues.



     EACH RECIPIENT OF RIGHTS IS THEREFORE URGED TO CONSULT HIS OR ITS OWN ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE RIGHTS OFFERING ON HIS OR ITS OWN PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF THE CODE, AS WELL AS STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.


ISSUANCE OF RIGHTS


     For the reasons set forth below, Specialty Chemical believes that the Issuance will not result in the receipt of taxable income by those stockholders and holders of Original Notes who receive the Rights. Accordingly, the Company does not intend to issue IRS Forms 1099 in connection with the Issuance.



     The tax consequences of the Issuance are dependent upon the applicability of Section 305 of the Code and whether the Rights have a market value. In this regard, the IRS has taken the position that the issuance by a corporation to its stockholders (which, for purposes of Section 305 of the Code, is defined to include holders of convertible securities) of rights entitling them to subscribe to convertible debt securities will be nontaxable under Section 305 of the Code if both of the following two requirements are satisfied:



     (1) substantially all of the value of the rights is attributable to the conversion privilege of the convertible debt securities; and



     (2) no exception to the general rule of nontaxability of distributions of stock and stock rights under Section 305(a) of the Code applies.



     Specialty Chemical believes that any market value attributable to the Rights would be attributable to the conversion privilege of the New Notes. It should be noted that Specialty Chemical has not sought nor relied upon the advice of any independent securities dealers or investment bankers in making this determination and that the determination might be subject to challenge by the IRS. Specialty Chemical also believes that no exception to the general rule of nontaxability under Section 305(a) of the Code will apply to the Issuance.



     If, contrary to Specialty Chemical's belief, the Rights were determined to both fall outside of the general rule of nontaxability under Section 305 of the Code and to have a market value, the distribution of the Rights could result in taxable dividend income to those stockholders exercising Rights and could result in taxable interest income to holders of Original Notes exercising the Rights. Stockholders exercising Rights would only recognize taxable dividend income to the extent of the lesser of the market value of the Rights or that stockholders' allocable share of Specialty Chemical's current or accumulated earnings and profits. Although not free from doubt, because the Rights are nontransferable, stockholders and noteholders who do not exercise their Rights could reasonably take the position that they have not received taxable dividend income or interest income, as the case may be. No assurance can be given that such position would ultimately be sustained if challenged.


BASIS IN AND EXERCISE OF THE RIGHTS


     Specialty Chemical believes that the fair market value of the Rights, if any, on the date of Issuance will be less than 15% of the fair market value (on the date of Issuance) of the common stock or the Original Notes with respect to which the Rights are received. Assuming that Specialty Chemical's belief is accurate, the basis of the Rights received by a stockholder or Original Noteholder pursuant to the Issuance will be zero, unless the holder makes the election described in clause (2) of the next sentence. If either:

     (1) contrary to Specialty Chemical's belief, the fair market value of the Rights on the date of Issuance is determined to be 15% or more of the fair market value (on the date of Issuance) of the common stock or Original Notes with respect to which the Rights are received, or



     (2) the Rights Holder makes an affirmative election in his, her or its federal income tax return for the taxable year in which the Rights are received,



then all holders who exercise Rights or an electing holder who exercises Rights, as the case may be, will be required to allocate the holder's aggregate basis in the common stock or Original Notes with respect to which the Rights were distributed between the Rights and such common stock or Original Notes in proportion to the fair market values of each on the date of the Issuance. The holding period of the Rights received as a distribution on a stockholder's common stock or on a holder's Original Note will include the stockholder's or Original Noteholder's holding period for the common stock or Original Note with respect to which the Rights were issued.



     No gain or loss will be recognized by a Rights Holder who pays the subscription price of New Notes in cash upon exercise of the Rights. The basis for federal income tax purposes of New Notes acquired upon exercise of the Rights by Rights Holders who pay the subscription price for New Notes in cash will equal the sum of the holder's basis in the exercised Rights, if any, and the amount of cash paid for the New Notes. The holding period of the New Notes acquired upon exercise of the Rights will begin on the date of issuance of the New Notes. No Rights Holder will recognize a loss upon expiration of the Rights unless such Rights Holder has recognized taxable income in connection with receipt of the Rights.


CONVERSION OF NOTES


     Generally, no gain or loss should be recognized upon the conversion of a New Note into common stock. The aggregate tax basis of shares of common stock received pursuant to the conversion of a New Note will be equal to the basis such holder had in the New Note. The holding period for the common stock will include the holding period of the New Note. Under certain circumstances, an adjustment to the conversion price of the New Notes or the failure to adjust the conversion price of the New Notes may result in a taxable dividend to the holders of the New Notes.


ORIGINAL ISSUE DISCOUNT


     Stated interest on the New Notes will not be paid until maturity. Because of the delayed interest payment, the New Notes will be considered to have been issued with original issue discount ("OID") in an amount equal to the amount of stated interest that would be payable upon maturity of the New Notes. A holder of a New Note will be required to recognize the OID as ordinary income throughout the term of the New Note (assuming that the New Note is not converted or redeemed prior to maturity) even though the holder of such New Note will not be receiving the stated interest until the maturity date and even though the holder may be a cash basis taxpayer.



     The amount of OID required to be included in a New Noteholder's income for any taxable year will be determined by allocating to each day in the taxable year during which the holder owns a New Note, a portion of the OID that accrues during the taxable year. The amount of the accrual will be determined by utilizing a constant yield method. A New Noteholder's tax basis in a New Note will be increased by the amount of OID which is included in the holder's income. As required by law, Specialty Chemical will report annually to the IRS and to each holder of New Notes the amount of OID accrued with respect to each New Note.

     Any payment of stated interest received by a holder of a New Note upon maturity of that New Note, will not be treated as interest income for federal income tax purposes. Instead, the interest payment will be treated as a return of principal.


NON-DEDUCTIBILITY OF INTEREST ON NEW NOTES


     Since the interest on the New Notes may be payable, at the option of Specialty Chemical, in shares of common stock, Specialty Chemical will not be allowed a deduction for federal income tax purposes for any interest, including OID, paid or accrued on the New Notes, even if such interest is ultimately paid in cash.


SALE OR REDEMPTION OF A NEW NOTE OR SALE OF THE COMMON STOCK


     On a sale or redemption of the New Notes or a sale of the common stock into which a New Note has been converted, a holder of New Notes or stockholder will generally recognize gain or loss measured by the difference between the amount of cash and the fair market value of property received and the holder's tax basis in the New Notes or the stockholder's tax basis in the common stock. Subject to the market discount rules of the Code, any gain or any loss on a New Note should be capital gain or loss (assuming the New Note is held as a capital asset). If the common stock into which a New Note has been converted is held as a capital asset, any gain or loss recognized upon its sale should be capital gain or loss.


NET OPERATING LOSS CARRYOVERS


     Section 382 of the Code imposes limitations on the amount of "pre-change" losses and deductions (including, in certain instances, losses and deductions attributable to periods prior to an "ownership change" that are not realized for federal income tax purposes until after the "ownership change") that may be used to offset "post-change" taxable income of a corporation which undergoes an "ownership change." Similarly, Section 383 of the Code limits the amount of "pre-change" tax credits that may be used to reduce the "post-change" tax liability of a corporation which undergoes an ownership change. An "ownership change" occurs if the percentage of a corporation's stock owned, directly or indirectly, by one or more of its "5-percent stockholders" (which is defined to include one or more groups of less than "5-percent stockholders") increases by more than 50 percentage points in the aggregate relative to the lowest percentage of the corporation's stock owned by such stockholders during a constant rolling three year testing period. The rules regarding "5-percent stockholders" and the amount of stock owned by such "5-percent stockholders" are complex and in many instances lack interpretive guidance.



     Although Specialty Chemical experienced an ownership change during 1992, due to the carryover of unused Code Section 382 limitations in prior years and the recognition of certain "built-in gains," that ownership change will no longer materially limit Specialty Chemical's ability to utilize its pre-1992 ownership change NOLs.



     Although no assurances can be given, Specialty Chemical does not believe that it has experienced an ownership change since 1992. It is possible, however, that transactions that occur subsequent to this Rights Offering, or transactions that have already occurred but which are not now known to Specialty Chemical, may, when considered with other previous, concurrent and/or future transactions, result in another ownership change of Specialty Chemical. The consummation of the Rights Offering will increase the risk of another ownership change, since, for example, it is possible (and, in certain cases, likely) that the Rights will not be exercised by Specialty Chemical's existing "5-percent stockholders" on a pro rata basis, that the New Notes, even if acquired on a pro rata basis, may be transferred prior to conversion, that some but not all New Notes may be converted into common stock or that the New Notes may be converted into common stock at different times.

     If another ownership change were to occur, then Specialty Chemical's ability to utilize its NOLs to offset future income would generally be subject to an annual limitation equal to the value of Specialty Chemical's equity immediately before such ownership change multiplied by the then applicable long-term tax-exempt rate applicable to ownership changes (currently 4.70% for ownership changes occurring in January, 1999). Such limitation would severely limit Specialty Chemical's ability to use its NOLs on a current basis. As of December 31, 1997, Specialty Chemical's NOLs were approximately $11,335,000. It should be noted, however, that to the extent unused, approximately $3,060,000 of Specialty Chemical's NOLs will expire on December 31, 1999, approximately $2,475,000 of Specialty Chemical's NOLs will expire on December 31, 2000 and approximately $915,000 of Specialty Chemical's NOLs will expire on December 31, 2001.


                              PLAN OF DISTRIBUTION


     The New Notes offered pursuant to the Rights Offering are being offered by Specialty Chemical directly to its holders of common stock and its holders of Original Notes. We estimate that our expenses in connection with the Rights Offering will be $170,000.



     Specialty Chemical will pay the fees and expenses of National City Bank, as Subscription Agent, and has also agreed to indemnify the Subscription Agent from any liability which it may incur in connection with the Rights Offering, including liabilities under the Securities Act.



     Rights Holders who desire to purchase New Notes in the Rights Offering are urged to complete, date and sign the subscription certificate accompanying this
Prospectus and return it to the Subscription Agent on or before February   ,
1999, together with payment in full of the aggregate subscription price. See "The Rights Offering -- Exercise of Rights." The Rights are nontransferable. See "Prospectus Summary -- Terms of the Rights -- Nontransferability of Rights." Any questions concerning the procedure for subscribing for the purchase of New Notes should be directed to the Subscription Agent.


                 THE ALLOCATION AGREEMENT AND VOTING AGREEMENT

ALLOCATION AGREEMENT


     Edwin M. Roth, Corey B. Roth, CEW Partners and Martin Trust entered into
the Allocation Agreement on January   , 1999. The Allocation Agreement provides
that the aggregate principal amount of New Notes received by all parties to the Allocation Agreement will be re-allocated. The reallocation will result in each of (i) CEW Partners, (ii) Martin Trust and (iii) Edwin M. Roth and Corey B. Roth receiving one-third of the total aggregate principal amount of New Notes purchased in the Rights Offering by all parties to the Allocation Agreement. See "Prospectus Summary -- Terms of The Rights -- Allocation and Voting Agreements" and "Risk Factors -- Concentration of Ownership of Specialty Chemical."



VOTING AGREEMENT



     Edwin M. Roth, Corey B. Roth, CEW Partners and Martin Trust entered into
the Voting Agreement on January   , 1999. In addition to their agreement to vote
their shares of common stock in the manner previously described, CEW Partners and Martin Trust agreed not to participate in certain change of control activities. The prohibited activities are:



     (1) conducting, encouraging, soliciting or in any way participating in, any solicitation of proxies or any election contest with respect to Specialty Chemical; and



     (2) encouraging, soliciting or in any way participating in the formation of any "person" (as defined in Section 13(d)(3) of the Exchange Act) which owns, or seeks to acquire beneficial ownership of

         Specialty Chemical's voting stock. See "Risk Factors -- Control of Specialty Chemical By Certain Stockholders."



     The Voting Agreement also restricts the transferability of shares of common stock or New Notes owned by the Roths, CEW Partners and Martin Trust. None of the parties to the Voting Agreement may sell any shares or New Notes owned by them without first offering the other parties an opportunity to purchase the shares or New Notes. In addition, neither CEW Partners nor Martin Trust may sell, transfer, assign, grant an option with respect to or otherwise dispose of, any shares or New Notes (or enter into any agreement or understanding with respect to the foregoing) to any person or group (1) which has filed, or intends to file, a Schedule 13D or 13G with the Commission with respect to any class of shares of capital stock of Specialty Chemical or (2) is known by either of them to be accumulating stock on behalf of or acting in concert with any person or group contemplated by clause (1) above.



     However, CEW Partners and Martin Trust may dispose of shares or New Notes through:



     (1) a tender or exchange offer by a person other than CEW Partners and Martin Trust or their respective affiliates if such person has been approved by Edwin M. Roth and Corey B. Roth;



     (2) a brokers' transaction meeting certain volume limitations;



     (3) a bona fide pledge of shares to a major brokerage firm or financial institution or an affiliate thereof not affiliated with it for money borrowed;



     (4) a transaction involving Specialty Chemical; or



     (5) a transaction involving any one of their affiliates or a tax-exempt charitable institution, provided that the transferee must agree to be bound by the terms of the Voting Agreement.


                                 LEGAL MATTERS


     Certain matters with respect to the validity of the issuance of the New Notes will be passed on for Specialty Chemical by Benesch, Friedlander, Coplan & Aronoff LLP, counsel for Specialty Chemical. George N. Aronoff, the Secretary and a Director of Specialty Chemical, is a partner of Benesch, Friedlander, Coplan & Aronoff LLP. As of January 14, 1999, Mr. Aronoff beneficially owned 39,074 shares of common stock.


                                    EXPERTS

     The audited financial statements of the Company incorporated by reference in this Prospectus and elsewhere in this Registration Statement, to the extent and for the periods indicated in their report, have been examined by Grant Thornton LLP, independent certified public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

---------------------------------------------------------
---------------------------------------------------------


     NO PERSON, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SPECIALTY CHEMICAL. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES IN ANY JURISDICTION WHERE, OR TO ANY PERSON WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF SPECIALTY CHEMICAL SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME AFTER ITS DATE.


                               TABLE OF CONTENTS


                                           PAGE
                                           ----
Prospectus Summary.....................      2
Risk Factors...........................      7
Use of Proceeds........................     11
The Company............................     12
The Rights Offering....................     17
Description of Capital Stock...........     22
Description of the New Notes...........     23
Price Range of Common Stock............     29
Dividend Policy........................     29
Certain Federal Income Tax
  Considerations.......................     29
Plan of Distribution...................     33
The Allocation Agreement and Voting
Agreement..............................     33
Legal Matters..........................     34
Experts................................     34


---------------------------------------------------------
---------------------------------------------------------
---------------------------------------------------------
---------------------------------------------------------

                                   $1,800,000

                               SPECIALTY CHEMICAL
                                RESOURCES, INC.

                          6% CONVERTIBLE SUBORDINATED

                                 NOTES DUE 2009


                            ------------------------

                                   PROSPECTUS

                            ------------------------

                               FEBRUARY   , 1999

---------------------------------------------------------
---------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*


Filing Fee -- Securities and Exchange Commission............    $      501
Subscription Agent Fees and Expenses........................         8,000
Trustee Fees and Expenses...................................         7,000
Accounting Fees and Expenses................................        10,000
Legal Fees and Expenses.....................................        75,000
Blue Sky Fees and Expenses..................................         1,000
Printing and Engraving Expenses.............................        40,000
Miscellaneous Expenses......................................        28,499
                                                                ----------
     Total Expenses.........................................    $  170,000
                                                                ==========


---------------

     * All expenses other than the Securities and Exchange Commission filing fee are estimated.

     All of the fees and other expenses of the Registration Statement will be borne by the Company.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe their conduct was unlawful.

     Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted under similar standards set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses that the court shall deem proper.

     Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in the previous two paragraphs, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

     Section 102(b)(7) provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors for monetary damages for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

     The Restated Certificate of Incorporation of the Company provides that each person who is a party to or involved in any, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware, as exists or may be amended, but only to the extent that such amendment broadens the Company's indemnity powers, against all expense, liability and loss reasonably incurred by such person in connection therewith. The Restated Certificate of Incorporation provides that the right to indemnification contained therein is a contract right and includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified.

     The Company also maintains directors' and officers' liability insurance covering certain liabilities incurred by the directors and officers of the Company in connection with the performance of their duties.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS


 4.1*  -- Form of Indenture
 4.2*  -- Form of Note
 4.3*  -- Form of Subscription Certificate
 4.4*  -- Form of Allocation Agreement among Edwin M. Roth, Corey
          B. Roth, CEW Partners and Martin Trust
 5.1 -- Opinion of Benesch, Friedlander, Coplan & Aronoff LLP, counsel for Specialty Chemical, regarding legality
12.1   -- Statement of Computation of Ratios
23.1 -- Consent of Grant Thornton LLP, independent public accountants for Specialty Chemical
23.2 -- Consent of KPMG LLP, independent public accountants for Hysan Corporation
23.3   -- Consent of Benesch, Friedlander, Coplan & Aronoff LLP
          (contained in the opinion to be filed as Exhibit 5.1 to this Registration Statement)
24.1*  -- Power of Attorney
99.1*  -- Form of Agreement among CEW Partners, Martin Trust, Edwin
          M. Roth and Corey B. Roth regarding voting of common stock
99.2*  -- Form of Subscription Agency Agreement between the
          Specialty Chemical and National City Bank, as
          Subscription Agent
99.3*  -- Agreement among Specialty Chemical and Edwin M. Roth, CEW
          Partners and Martin Trust regarding refinancing of the three $500,000 subordinated bridge notes


---------------


* Previously filed.


ITEM 17. UNDERTAKINGS.

     A. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


D. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934, and, where interim financial information required to be presented by
Article 3 of Registration S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 19th day of January, 1999.


                                          SPECIALTY CHEMICAL RESOURCES, INC.

                                          By: /s/ COREY B. ROTH
                                            ------------------------------------
                                            Corey B. Roth, President and
                                            Chief Operating Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



                                          * Chairman of the Board, Chief      January 19, 1999
-------------------------------------  Executive Officer and Director
Edwin M. Roth                          (Principal Executive Officer)

/s/ COREY B. ROTH                      President, Chief Operating Officer     January 19, 1999
-------------------------------------  and Director
Corey B. Roth

                                          * Vice President, Chief Financial   January 19, 1999
-------------------------------------  Officer and Treasurer (Principal
David F. Spink                         Financial and Accounting Officer)

                                          * Director                          January 19, 1999
-------------------------------------
George N. Aronoff

                                           * Director                         January 19, 1999
-------------------------------------
Victor Gelb

                                          * Director                          January 19, 1999
-------------------------------------
Lionel N. Sterling

                                          * Director                          January 19, 1999
-------------------------------------
Terence J. Conklin

                                          * Director                          January 19, 1999
-------------------------------------
Geoffrey J. Colvin



*By: /s/ COREY B. ROTH

     -------------------------------

     Corey B. Roth


     Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT                                                                   PAGE
NUMBER                       EXHIBIT DESCRIPTION                         NUMBER
 ----    ------------------------------------------------------------ ------------
  4.1*   -- Form of Indenture........................................
  4.2*   -- Form of Note.............................................
  4.3*   -- Form of Subscription Certificate.........................
  4.4*   -- Form of Allocation Agreement among Edwin M. Roth, Corey
            B. Roth, CEW Partners and Martin Trust...................
  5.1    -- Opinion of Benesch, Friedlander, Coplan & Aronoff LLP,
            counsel for Specialty Chemical, regarding legality
 12.1    -- Statement of Computation of Ratios.......................
 23.1    -- Consent of Grant Thornton LLP, independent public
            accountants for Specialty Chemical.......................
 23.2    -- Consent of KPMG LLP, independent public accountants for
            Hysan Corporation........................................
 23.3    -- Consent of Benesch, Friedlander, Coplan & Aronoff LLP
            (contained in the opinion to be filed as Exhibit 5.1)....
 24.1*   -- Power of Attorney........................................
 99.1*   -- Form of Agreement, as amended, among CEW Partners, Martin
            Trust, Edwin M. Roth and Corey B. Roth regarding voting
            of common stock..........................................
 99.2*   -- Form of Subscription Agency Agreement between Specialty
            Chemical and National City Bank, as Subscription Agent...
 99.3*   -- Agreement among Specialty Chemical and Edwin M. Roth, CEW
            Partners and Martin Trust regarding refinancing of the
            three $500,000 subordinated bridge notes.................


---------------


* Previously filed.